Exhibit 99.1

The Wilks Family released the following open letter to shareholders of ProFrac Holdings Corp.

Cisco, Texas – April 12, 2023 — The Wilks Family, the largest shareholder of ProFrac Holdings Corp. (NASDAQ: ACDC), today sent an open letter to shareholders:

The full text of the letter is set out below.

April 12, 2023

Dear Fellow Shareholders,

In 2016, we formed ProFrac with the vision of creating a pressure pumping business capable of delivering best-in-class service quality and consistent profitability through business and economic cycles. We believe the opportunity for ProFrac is the best we have seen in any of our experiences in the oil and gas industry. By positioning it to consolidate the profit margin capable of being earned across the entire pressure pumping value chain, ProFrac has the opportunity to fully participate in the value embedded in the frac value chain. Our approach to the business is differentiated, and is already becoming evident in results.

ProFrac has quickly become the industry leader in fleet profitability by building what we believe is the best equipment and vertically integrating its supply chain. As the company expands its vertical integration strategy and sells a greater share of its sand, logistics and chemicals along with its pressure pumping services, we believe ProFrac has the potential to generate in excess of $50 million of gross profit per fleet, annually. Realizing this opportunity remains ProFrac’s primary focus, and our commitment to helping ProFrac execute its strategic vision is steadfast, as evidenced by recent actions taken by the Wilks family and other insiders.

Beginning today, ProFrac will enter the next phase of its evolution as a publicly traded company. The Wilks family is pleased to announce that they, along with all other Class B shareholders, have exchanged all of their outstanding Class B common shares for Class A common shares. This exchange will streamline ProFrac’s corporate structure through the elimination of the Company’s Up-C structure.

This change in corporate structure not only clarifies the alignment between the interests of the Wilks family and ProFrac’s other shareholders, but also serves to reduce the complexity and cost associated with maintaining the Up-C structure. Going forward, we believe ProFrac will benefit from reduced compliance and reporting costs as well as faster preparation and delivery of financial statements. Finally, with a single ownership class, we believe ProFrac’s chances for index inclusion are improved, potentially broadening the universe of potential shareholders of the company.

In recent days, ProFrac insiders have further demonstrated their support for the company and conviction in the strength of the business. The Wilks family and a member of the ProFrac Board of Directors have collectively purchased 927,995 shares in the open market. We believe these share purchases, along with the corporate reorganization, illustrate our unwavering commitment to ProFrac and our goal of creating the industry’s leading pressure pumping business.

As we look forward, we are excited for ProFrac to continue executing its strategic vision. The success of the company’s efforts will be measured by the financial performance that it generates and the returns it delivers to shareholders. With this in mind, we are encouraging ProFrac to deliver a plan to return capital to shareholders.

We believe the best is yet to come for ProFrac and its investors, and we look forward to celebrating continued innovation, execution and performance.

“No matter what, you’ve got to always follow your passion in life and always keep learning.” - Harold Hamm

Sincerely,

The Wilks Family

Contact:

Javier Rocha

817.850.3600

javier.rocha@wilksbrothers.com